Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-179590

Prospectus Supplement No. 16

(to Prospectus dated March 26, 2012)

MEI PHARMA, INC.

2,915,152 Shares of Common Stock at $1.19 Per Share

Upon Exercise of Outstanding Warrants

This prospectus amends and supplements the prospectus dated March 26, 2012 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-179590). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 19, 2012 (the “Form 10-Q”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The prospectus and this prospectus supplement relate to (i) our distribution, at no charge, to holders of our common stock, $0.00000002 par value per share (our “Common Stock”), as of 5:00 p.m., Eastern time, March 30, 2012 (the “Record Date”), of subscription rights (the “Rights”), to purchase up to 17,129,361 Units for an aggregate purchase price of up to $7.6 million (the “Rights Offering”) and (ii) the issuance of shares of Common Stock upon exercise of the Warrants (as defined below). The subscription period for the Rights Offering expired on May 11, 2012. Each Unit consisted of 0.50 shares of Common Stock and a warrant (“Warrant”) representing the right to purchase 0.25 shares of Common Stock at an exercise price of $1.19 per share. The exercise of one Right entitled holders to purchase one Unit at a subscription price of $0.445 per Unit, which represents the subscription price of $0.89 per whole share of Common Stock for two Units. In the Rights Offering, eligible participants exercised Rights to purchase 11,660,606 Units; accordingly, the Company issued 5,830,202 shares of Common Stock and Warrants to purchase an additional 2,915,152 shares of Common Stock. Gross proceeds of $5.2 million were received in connection with the Rights Offering.

Our common stock is traded on the Nasdaq Capital Market under the symbol “MEIP”. The Warrants will not trade on the Nasdaq Capital Market or any other securities exchange or trading market. On December 18, 2012, the closing price for a share of our Common Stock on the Nasdaq Capital Market was $1.42 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 16 of the Prospectus to read about factors you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 16 is December 19, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2012

MEI Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 101, San Diego, California 92130

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 792-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On December 18, 2012, MEI Pharma, Inc. (the “Company”) completed the sale (the “Closing”) of 9,166,665 shares (the “Shares”) of its common stock, par value $0.00000002 per share (the “Common Stock”), and warrants (the “Warrants”, and together with the Shares, the “Securities”) to purchase an additional 6,416,665 shares of Common Stock for an aggregate offering price of $27.5 million, pursuant to the terms of the previously announced Securities Purchase Agreement, dated November 4, 2012 (the “Purchase Agreement”), between the Company and the investors identified in Exhibit A thereto (the “Purchasers”). The Warrants may be exercised at any time prior to their expiration on December 17, 2017 at an exercise price of $3.12 per share of Common Stock. The Securities were issued in a private offering in reliance on Section 4(2) of the Securities Act of 1933, as amended. Stifel, Nicolaus & Company, Inc., as placement agent, received a placement fee of 6% of the gross proceeds from the sale of the Securities, or $1.65 million. Trout Group received a fee of 25 basis points, or $68,750, for certain advisory services in connection with the offering.

Item 3.03.	Material Modifications to Rights of Securities Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Certificate of Amendment to Restated Certificate of Incorporation; Reverse Stock Split

On December 18, 2012, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment of the Company’s Restated Certificate of Incorporation (the “Certificate of Amendment”) to effect a 1-for-6 reverse stock split of its Common Stock (the “Reverse Stock Split”), which decreased the number of shares of Common Stock issued and outstanding from approximately 27.2 million shares to approximately 13.7 million shares, after giving effect to the Closing as described in Item 3.02 of this Current Report on Form 8-K. The number of authorized shares of Common Stock will not be affected by the Reverse Stock Split. A copy of the Certificate of Amendment is attached as Exhibit 3.1 hereto and incorporated herein by reference.

As previously disclosed, the Company’s board of directors and former majority shareholder approved a reverse stock split of the Company’s common stock at a ratio of not less than 1-for-2 and not more than 1-for-10, with the exact ratio to be determined by the board of directors in its discretion.

The Reverse Stock Split became effective as of 9:00 a.m. EST on December 18, 2012, at which time every six (6) shares of issued and outstanding Common Stock automatically converted into one (1) issued and outstanding share of Common Stock, without any change in the par value per share. In addition, a proportionate adjustment was made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants to purchase shares of Common Stock, and the number of shares reserved for issuance pursuant to the Company’s equity incentive compensation plan was reduced proportionately.

No fractional shares of Common Stock were issued as a result of the Reverse Stock Split. Holders of Common Stock who, as a result of the Reverse Stock Split, would otherwise have received a fractional share of Common Stock, are entitled to receive a cash amount equal to the proceeds attributable to the sale of such fractional shares of Common Stock following the aggregation and sale by the Company’s transfer agent, Computershare Trust Company, N.A., of all fractional shares of Common Stock otherwise issuable. Computershare Trust Company, N.A. will also provide instructions to stockholders of record regarding the process for exchanging existing stock certificates for certificates giving effect to the Reverse Stock Split.

The new CUSIP number for the Common Stock following the Reverse Stock Split is 55279B 202.

Amended and Restated Bylaws; Governance Agreements

Pursuant to the terms of the Purchase Agreement, concurrently with the Closing, the Company entered into a separate Governance Agreement with each of two of the Purchasers, Vivo Ventures Fund VII, L.P. (“Vivo”) and New Leaf Ventures II, L.P. (“New Leaf”), the terms of which were previously described in the Company’s Form 8-K filed with the Securities and Exchange Commission on November 5, 2012. In accordance with the Governance Agreements and resolutions adopted by the Board of Directors, effective upon the Closing, the Company’s bylaws were amended and restated to increase the size of the Company’s Board of Directors from six members to seven members. The Governance Agreements provide that, for so long as Vivo or New Leaf, as applicable, beneficially owns at least 10% of the shares of Common Stock outstanding, such Purchaser will be entitled to propose a candidate for election to the Board of Directors for consideration by the Nominating Committee in connection with each annual meeting of the Company’s stockholders following the effectiveness of an Amended and Restated Certificate of Incorporation eliminating the Company’s classified Board of Directors and at such other times as such Purchaser may propose. The Company will use its best efforts to cause the Nominating Committee to nominate such candidates for election to the Board of Directors. Subject to compliance with applicable laws, rules and regulations, the Company will also agree to use its best efforts to cause the Board of Directors to elect one of the directors proposed by either Vivo or New Leaf to be Chairman of the Board and to cause the Board to appoint at least one of such directors to serve on each standing and special committee of the Board of Directors.

The Company’s bylaws were further amended to provide that the Company’s obligations to indemnify any director serving at the request of a stockholder of the Company are primary and any obligation of such stockholder or any of its affiliates (a “Stockholder Indemnitor”) to provide indemnification for the same expenses or liabilities incurred by such directors are secondary. No advancement or payment by a Stockholder Indemnitor on behalf of such directors with respect to any claim for which any such director has sought indemnification from the Company will affect the Company’s primary indemnification obligations and a Stockholder Indemnitor will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such directors against the Company.

In the event of payment for indemnification to a person pursuant to the bylaws, as amended and restated, the Company will be subrogated to the extent of such payment to any right of recovery such person may have by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, except that the foregoing will not apply with respect to any payment for indemnification received from a Stockholder Indemnitor.

Except as described above, the amended and restated bylaws provide that the Company’s obligation, if any, to indemnify or to advance expenses to any officer, director, employee or other agent pursuant to the bylaws will be reduced by any amount such officer, director, employee or other agent has actually received as indemnification or advancement of expenses under any indemnification obligation of any other entity, insurance policy, agreement or otherwise.

Item 8.01	Other Events.

The Company issued a press release announcing the completion of the sale of the Securities and the effectiveness of the Reverse Stock Split on December 19, 2012. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to the Company’s Restated Certificate of Incorporation.

3.2	Amended and Restated Bylaws of the Company.

99.1	Press release, dated December 19, 2012.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

Dated: December 19, 2012

Exhibit Index

Exhibit No.	Description

3.1	Certificate of Amendment to the Company’s Restated Certificate of Incorporation.

3.2	Amended and Restated Bylaws of the Company.

99.1	Press release, dated December 19, 2012.

Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

MEI PHARMA, INC.

Pursuant to Sections 228 and 242 of

the General Corporation Law of the

State of Delaware

MEI PHARMA, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, every six (6) shares of the Corporation’s common stock, par value $0.00000002 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests, upon receipt by the Corporation’s transfer agent of the stockholder’s properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

SECOND: This Certificate of Amendment shall become effective as of December 18, 2012 at 9:00 a.m.

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. The written consent of stockholders representing a majority of the outstanding shares of common stock of the Corporation was obtained upon notice in accordance with the authority contained in Section 228 of the DGCL, at which meeting the necessary number of shares were voted in favor of the proposed amendments. The stockholders of the Corporation duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 18th day of December, 2012.

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold
Name: Daniel P. Gold
Title: Chief Executive Officer

2

Exhibit 3.2

AMENDED AND RESTATED

BY-LAWS OF MEI PHARMA, INC.

ADOPTED AS OF DECEMBER 18, 2012

ARTICLE I

OFFICES

SECTION 1. Registered Office. The registered office of the Corporation shall be located in Wilmington, Delaware.

SECTION 2. Other Offices. The Corporation may also have offices at such other places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDER

SECTION 1. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date and time, within or without the State of Delaware, as the Board of Directors shall determine.

SECTION 2. Special Meeting. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors, the Executive Committee or by stockholders holding together at least a majority of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware as may be specified by such order.

SECTION 3. Notice. Written notice of all meetings of stockholders shall be given to each stockholder of record who is entitled to vote at such meetings, stating the place, date, and time of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Each notice of meeting must also include a proxy form and specify a place and fax number or electronic address for the receipt of proxy appointments. Except as otherwise provided by law, a copy of the notice of any meeting shall be given, personally or by mail, or if the stockholder resides outside of the United States, by airmail, fax or other electronic means, not less than ten days nor more than sixty days before the date of the meeting, and directed to each stockholder of record at his record address. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in the United States mails. Notice given by facsimile telecommunication shall be deemed given when directed to a number at which the stockholder has consented to receive notice. Notice by electronic mail shall be deemed given when directed to an electronic mail address at which the stockholder has consented to receive notice. Notice given by a posting on an electronic network together with separate notice to the stockholders of such specific posting will be deemed given upon the later of (i) such posting and (ii) the giving of such separate notice. Notice given by any other form of electronic transmission will be deemed given when directed to a stockholder. If a meeting is adjourned to another time, not more than thirty days thereafter, and/or to another place, and if an announcement of the adjourned time and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless, after adjournment, the new record date is fixed for the adjourned meeting.

SECTION 4. Stockholder List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders, arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city or other municipality or community where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place where the meeting is to be held and during the whole time of the meeting, and may be inspected by any stockholder who is present.

SECTION 5. Proxy Representation. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. An appointment of a proxy is valid if it is signed by the stockholder granting such proxy or by his attorney-in-fact and contains the stockholder’s name and address, the name of the Corporation, the proxy’s name or the name of the office held by the proxy and the meetings at which the proxy may be used, or is in any other form that is satisfactory to the Board of Directors. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

SECTION 6. Quorum; Adjournments. Except as otherwise provided by law, a quorum for the transaction of business at any meeting of stockholders shall consist of the stockholders holding at least one-third of the shares of the capital stock of the Corporation, issued and outstanding, entitled to vote at the meeting. In the absence of a quorum at any meeting or any adjournment thereof, the holders of record of a majority of the shares present in person or by proxy and entitled to vote at such meeting may adjourn such meeting from time to time. At any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally called.

SECTION 7. Conduct of Meeting. Meetings of stockholders shall be presided over by the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation shall act as secretary of every meeting, but if the Secretary is not present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

SECTION 8. Voting. At each meeting of stockholders, each stockholder entitled to vote any shares on any matter to be voted upon at such meeting shall be entitled to one vote on such matter for each such share. In the election of directors, a plurality of the votes cast shall elect each director. Any other action shall be authorized by a majority of the votes cast except as otherwise provided by law. Voting by ballot shall not be required for the election of directors or any other corporate action, except as otherwise provided by law.

SECTION 9. Written Consent of Shareholders Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

SECTION 1. Functions and Definition. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. The use of the Phrase “whole Board” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

SECTION 2. Qualifications and Number. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the whole Board may be fixed from time to time by action of the Board of Directors, and until so fixed, shall be seven.

SECTION 3. Term. The Directors shall, except as hereinafter otherwise provided for filling vacancies, be elected at the annual meeting of stockholders or any special meeting called for such purpose, and shall hold office until their respective successors are elected and qualified or until their earlier death, resignation or removal.

SECTION 4. Annual Meeting. Following each annual election of directors, the newly elected Board shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting.

SECTION 5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and place as the Board of Directors shall from time to time by resolution determine.

SECTION 6. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the direction of the Chairman of the Board, President or by a majority of the directors then in office.

SECTION 7. Place. Meetings of the Board of Directors may be held at any place within or without the State of Delaware.

SECTION 8. Notice. A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director by mailing the same at least two days before the meeting, or by telegraphing, telexing or telephoning the same or by delivering the same personally not later than the day before the meeting, at the residence address of each director or at his usual place of business.

SECTION 9. Quorum. Except as otherwise provided by law, a majority of the whole Board shall constitute a quorum. A majority of the directors present, whether or not a quorum present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 10. Organization. At all meetings of the Board of Directors, the Chairman of the Board, or in his absence the Chief Executive Officer, the President or a chairman chosen by the Directors, shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in his absence, the presiding officer may appoint any person to act as secretary.

SECTION 11. The Chairman of the Board. The Chairman of the Board shall be elected from the directors who comprise the Board of Directors. The Chairman of the Board shall preside at all meetings of the stockholders and at all meetings of the Board of Directors and shall have such other powers and perform such other duties as may from time to time be assigned by these By-Laws or by the Board of Directors. Subject to compliance with applicable laws, rules or regulations, including the NASDAQ Listing Rules, the Chairman of the Board shall have the right to be a member of each committee of the Board, including the Executive Committee.

SECTION 12. Resignation and Removal of Directors. Any director may resign at any time, and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

SECTION 13. Vacancies. Unless otherwise provided in the Certificate of Incorporation or in these By-Laws, vacancies among the directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

SECTION 14. Action Without a Meeting. Any action required or permitted to be taken by the Board of Directors or a committee thereof may be taken without a meeting if all members of the Board or the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the Board or committee shall be filed with the minutes of the proceedings of the Board or committee.

SECTION 15. Telephone, etc. Meetings. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

ARTICLE IV

COMMITTEES

SECTION 1. Executive Committee. The Board of Directors, by a resolution passed by a vote of a majority of the whole Board may appoint an Executive Committee of two or more directors which, except as otherwise provided by the Board of Directors, shall have and exercise all the powers of the Board of Directors in the management of the property, business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that the Executive Committee shall not have any power or authority to declare dividends, issue stock, recommend to the stockholders any action requiring their approval, change the membership of any committee at any time, fill vacancies on the Board or on any committee thereof, discharge any committee either with or without cause at any time, elect officers or amend or repeal the By-Laws of the Corporation. The Board of Directors shall appoint the Chairman of the Executive Committee and may designate one or more directors as alternate members of the Executive Committee, who may replace any absent or disqualified member at any meeting of the Executive Committee. Vacancies on the Executive Committee shall be filled by the Board of Directors in the same manner as original appointment to such Committee.

SECTION 2. Other Committees. From time to time the Board of Directors by a resolution adopted by a majority of the whole Board may appoint any other committee or committees for any purpose or purposes, to the extent lawful, which shall have such powers and shall be determined and specified by the Board of Directors in the resolution of appointment.

SECTION 3. Procedures Applicable to All Committees. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. The presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and any action taken by a committee shall be reported to the Board of Directors at its meeting next succeeding such action.

SECTION 4. Termination of Committee Membership. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE V

OFFICERS.

SECTION 1. Executive Officers. The executive officers of the Corporation may include a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer, and a Secretary, all of whom shall be elected annually by the Board of Directors. Unless otherwise provided in the resolution of election, each officer shall hold office until the next annual election of directors or until his earlier resignation or removal. Any two of such offices may be held by the same person.

SECTION 2. Other Officers. The Board of Directors may appoint such other officers and agents as it may deem necessary or advisable, for such term as the Board of Directors shall fix in such appointment, who shall have such authority and perform such duties as may from time to time be prescribed by the Board.

SECTION 3. Resignation and Removal. Any officer may resign at any time, and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. All officers, agents and employees of the Corporation shall be subject to removal, with or without cause, at any time by the affirmative vote of a majority of the whole Board. The power to remove agents and employees, other than officers or agents elected or appointed by the Board of Directors, may be delegated as the Board of Directors shall determine.

SECTION 4. Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, have general charge and control of all the Corporation’s business and affairs and, subject to the control of the Board of Directors, shall have all powers and shall perform all duties incident to the office of Chief Executive Officer. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors. In addition, the Chief Executive Officer shall have such other powers and perform such other duties as may from time to time be assigned by these By-Laws or by the Board of Directors.

SECTION 5. President. The President shall, subject to the control of the Board of Directors, have all powers and shall perform all duties incident to the office of President. In the absence of the Chairman of the Board and the Chief Executive Officer, the President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors. In the absence of the Chief Executive Officer, the President shall be the chief executive officer of the Corporation, have general charge and control of all the Corporation’s business and affairs and shall have such other powers and perform such other duties as may from time to time be assigned by these By-Laws or by the Board of Directors.

SECTION 6. Vice Presidents. A Vice President shall perform such duties and shall have such authority as from time to time may be assigned to him by the Board of Directors or the President.

SECTION 7. The Treasurer. Subject to the direction of the Board of Directors, the Treasurer shall have the general care and custody of all the funds and securities of the Corporation which may come into his hands and shall deposit the same to the credit of the Corporation in such bank or banks or depositaries as from time to time may be designated by the Board of Directors, and shall pay out and dispose of the same under the direction of the Board of Directors. The Treasurer shall in general perform all duties incident to the position of Treasurer and such other duties as may be assigned to him by the Board of Directors or the President.

SECTION 8. The Secretary. The Secretary shall keep the minutes of all proceedings of the Board of Directors and the minutes of all meetings of the stockholders and also, unless otherwise directed by such committee, the minutes of each committee, in books provided for that purpose, of which he shall be the custodian; he shall attend to the giving and serving of all notices for the Corporation; he shall have charge of the seal of the Corporation, of the stock certificate books and such other books and papers as the Board of Directors may direct; and he shall in general perform all the duties incident to the office of Secretary and such other duties as may be assigned to him by the Board of Directors or the President.

SECTION 9. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors, and none of such officers shall be prevented from receiving a salary by reason of the fact that he is also a director of the Corporation.

ARTICLE VI

STOCK

SECTION 1. Stock Certificates. The shares of stock of the Corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock of the Corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chief Executive Officer, the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him in the Corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

All certificates for shares of stock shall be consecutively numbered as the same are issued. The name of the person owning the Shares represented thereby with the number of such shares and the date of issue thereof shall be entered on the books of the Corporation.

Except as hereinafter provided, all certificates surrendered to the Corporation for transfer shall be canceled, and no new certificates shall be issued until former certificates for the same number of shares have been surrendered and canceled.

SECTION 2. Lost, Stolen or Destroyed Certificates. Whenever a person owning a certificate for shares of stock of the Corporation alleges that it has been lost, stolen or destroyed, he or she shall file in the office of the Corporation an affidavit setting forth, to the best of his or her knowledge and belief, the time, place and circumstances of the loss, theft or destruction, and, if required by the Corporation, a bond of indemnity or other indemnification sufficient, in the opinion of the Corporation, to indemnify the Corporation and its agents against any claim that may be made against it or them on account of the alleged loss, theft or destruction of any such certificate or the issuance of a new certificate in replacement therefor. Thereupon the Corporation may cause to be issued to such person a new certificate in replacement for the certificate alleged to have been lost, stolen or destroyed. Upon the stub of every new certificate so issued shall be noted the fact of such issue and the number, date and the name of the registered owner of the lost, stolen or destroyed certificate in lieu of which the new certificate is issued.

SECTION 3. Transfer of Shares.

(a) Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized in writing, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares, except as provided in Sections 2 and 3(b) of this Article VI.

(b) The Board of Directors must not register a transfer of shares that has not been registered pursuant to an effective registration statement under the Securities Act except in accordance with the provisions of Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

SECTION 4. Regulations. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

SECTION 5. Dividends. Subject to the provisions of the Certificate of Incorporation, the Board of Directors shall have power to declare and pay dividends upon shares of stock of the Corporation, but only out of funds available for the payment of dividends as provided by law.

SECTION 6. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, as the case may be, the Board of Directors may fix, in advance, a record date, which shall not be (i) more than sixty (60) nor less than ten (10) days before the date of such meeting, or (ii) in the case of corporate action to be taken by consent in writing without a meeting, not more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors, or (iii) more than sixty (60) days prior to any other action.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and the record date for determining stockholders for any other purpose (except corporate action to be taken by consent in writing) shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

If a holder of record of any class of stock of the Corporation, or a series thereof, the holders of which may act by a consent in writing, wishes to have those stockholders authorize or take corporate action by written consent, such stockholder shall, by written notice to the Secretary of the Corporation, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date is fixed by the Board within such ten (10) day period, the record date for determining stockholders entitled to consent to corporate action, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation at its registered office in the state of Delaware or to its principal place of business to the attention of the Secretary of the Corporation. Delivery made to the registered office of the Corporation for this purpose shall be by hand or by certified or registered mail with return receipt requested. If no record date is so fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

ARTICLE VII

WAIVER OF NOTICE

Any person may waive any notice required to be given by law, in the Certificate of Incorporation or under these By-Laws (i) by attendance in person, or by proxy if a stockholder, at any meeting, except when such person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, or (ii) by a writing signed by the person or persons entitled to said notice whether before or after the time stated in said notice, which waiver shall be deemed equivalent to such notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

ARTICLE VIII

CONTRACTS

The Board of Directors may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

ARTICLE IX

CORPORATE SEAL

The seal of the Corporation shall be circular in form and contain the name of the Corporation and the words and numerals “Corporate Seal 2000 Delaware,” which seal shall be and remain in the charge of the Secretary, to be used as directed by the Board of Directors.

ARTICLE X

FISCAL YEAR

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall end on June 30 of each calendar year.

ARTICLE XI

INDEMNIFICATION

SECTION 1. Who May Be Indemnified

(a) Actions, Suits and Proceedings Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(b) Actions or Suits By or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) Indemnification for Expenses. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (a) or (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Determination of Entitlement to Indemnification. Any indemnification under paragraph (a) or (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraph (a) or (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Advance of Expenses. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of much director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f) Indemnification by Stockholders. Certain directors are serving on the Board of Directors at the request of certain stockholders and have certain rights to indemnification, advancement of expenses and/or insurance provided by such stockholders or their respective affiliates (collectively, the “Stockholder Indemnitors”). The Company shall be the indemnitor of first resort (i.e., its obligations to such directors are primary and any obligation of the Stockholder Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such directors are secondary). The Company shall advance the full amount of expenses incurred by such directors and shall be liable for the full amount of all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred to the extent legally permitted and as required hereunder, without regard to any rights such director may have against the Stockholder Indemnitors. No advancement or payment by the Stockholder Indemnitors on behalf of such directors with respect to any claim for which such director has sought indemnification from the Company shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such directors against the Company.

(g) Subrogation. In the event of payment of indemnification to a person pursuant to this Article XI, the Corporation shall be subrogated to the extent of such payment to any right of recovery such person may have by reason of the fact that he is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise and such person, as a condition of receiving indemnification from the Corporation, shall execute all documents and do all things that the Corporation may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Corporation effectively to enforce such recovery (it being understood, for the avoidance of doubt, that the foregoing shall not apply with respect to any advancement or payment for indemnification received from a Stockholder Indemnitor).

(h) Duplication of Payments. Except as provided in paragraph (f) above, the Corporation’s obligation, if any, to indemnify or to advance expenses to any officer, director, employee or other agent pursuant to this Article XI shall be reduced by any amount such officer, director, employee or other agent has actually received as indemnification or advancement of expenses under any indemnification obligation of any other entity, insurance policy, agreement or otherwise.

SECTION 2. Indemnification Not Exclusive Right. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

SECTION 3. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

SECTION 4. “Corporation” Defined for Indemnification Purposes. For purposes of this Article, references to “the Corporation” shall include (in addition to the Corporation and any resulting corporation) any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if the separate existence had continued.

SECTION 5. Any repeal or modification of the foregoing provisions of this ARTICLE XI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any person entitled to indemnification or advancement of expenses under this ARTICLE XI and such person’s heirs, executors and administrators.

ARTICLE XII

AMENDMENTS

The Board of Directors shall have power to adopt, amend or repeal By-Laws. By-Laws adopted by the Board of Directors may be amended or repealed by the stockholders.

Exhibit 99.1

Contact: Pete De Spain Sr. Director, Investor Relations & Corporate Communications (858) 792-3729 pdespain@meipharma.com

MEI PHARMA ANNOUNCES CLOSING OF $27.5 MILLION PRIVATE PLACEMENT

San Diego – December 19, 2012 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for cancer, announced today that it has completed its previously announced private placement of common stock and warrants in a financing led by new investors Vivo Ventures and New Leaf Venture Partners. Gross proceeds from the private placement were $27.5 million, before deducting fees and expenses. The Company intends to use the net proceeds primarily to advance the clinical development of its lead drug candidate, Pracinostat, an oral histone deacetylase (HDAC) inhibitor.

“The completion of this financing caps a pivotal year for our company and comes on the heels of exciting data presented last week at the American Society of Hematology Annual Meeting,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer of MEI Pharma. “These data from a pilot Phase II trial of Pracinostat in combination with azacitidine in patients with advanced myelodysplastic syndrome (MDS) showed that eight of the nine patients treated at the MD Anderson Cancer Center achieved a clinical response (CR, CRi, & PR). Combined with the results from an additional, previously unreported patient treated at the University of Wisconsin-Madison who achieved a complete response, the trial showed an overall response rate of 90% (nine out of 10).

“Now, with the proceeds from this financing,” continued Dr. Gold, “we look forward to further evaluating the combination of Pracinostat and azacitidine in a larger, randomized, placebo-controlled Phase II trial in this high-risk MDS population. We are working diligently to initiate this trial and expect to begin enrolling patients by the second quarter of 2013.”

The Company also announced that it has effected a 1-for-6 reverse stock split of its common stock, decreasing the number of shares issued and outstanding from approximately 27.2 million immediately prior to the reverse stock split to approximately 13.7 million after giving effect to the reverse stock split and the closing of the private placement.

The reverse split is another in a series of strategic actions the Company has undertaken to position itself for future growth and is intended to attract a broader range of institutional investors.

The Company’s common stock will begin trading on a reverse stock split-adjusted basis when the market opens today, December 19, 2012. As a result of the reverse stock split, every six shares of issued and outstanding common stock were automatically converted into one issued and outstanding share of common stock. The new CUSIP number for the common stock following the reverse stock split is 55279B 202.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel therapies for cancer. The Company’s lead drug candidate is Pracinostat, a potential best-in-class, oral histone deacetylase (HDAC) inhibitor, which has been tested in multiple Phase I and pilot Phase II clinical trials, including advanced hematologic malignancies such as myelodysplastic syndrome (MDS), acute myeloid leukemia and myelofibrosis. The Company expects to initiate a randomized Phase II trial of Pracinostat in combination with azacitidine in patients with MDS by the second quarter of 2013. In addition, MEI Pharma is developing two drug candidates derived from its isoflavone-based technology platform, ME-143 and ME-344. For more information, go to www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management's current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.